Exhibit 99.3

CRESCENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On June 13, 2025, Gemini Merger Sub Corp. (“First Merger Sub”) merged with and into Crescent Biopharma, Inc. (“Pre-Merger Crescent”), with Pre-Merger Crescent continuing as a wholly owned subsidiary of GlycoMimetics, Inc. (“GlycoMimetics”) and the surviving corporation of the merger (the “First Merger”), and Pre-Merger Crescent merged with and into Gemini Merger Sub II, LLC (“Second Merger Sub”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the completion of the Merger, Second Merger Sub changed its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics changed its name to “Crescent Biopharma, Inc.” (the “Company”).

You should read the following discussion and analysis of our financial condition and results of operations together with the condensed financial statements and the related notes thereto included as Exhibit 99.2 to the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 18, 2025 (the “Current Report on Form 8-K”) of which this Exhibit 99.3 is a part, as well as our audited financial statements and the related notes thereto beginning on page F-22 of GlycoMimetics’s Registration Statement on Form S-4 most recently amended on May 12, 2025 and declared effective on May 14, 2025 (the “Registration Statement”). The following discussion contains forward-looking statements that reflect our current plans, forecasts, estimates and beliefs and involve risks and uncertainties. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Our actual results, outcomes and the timing of events could differ materially from those discussed in the forward-looking statements. Forward-looking statements are not historical facts, reflect our current views with respect to future events, and apply only as of the date made. We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law. References to “we,” “us,” “our,” “Crescent” or “the Company” refer to Crescent Biopharma, Inc. and its consolidated subsidiaries after the Merger, unless context otherwise requires.

Overview

Crescent is a biotechnology company developing novel therapeutics to treat solid tumors, led by its initial program CR-001, a proprietary anti-PD-1/anti-VEGF bispecific antibody. Crescent believes CR-001 has the potential to deliver improved clinical efficacy and safety over pembrolizumab, marketed by Merck as Keytruda®, the best-selling drug in the world and approved for the treatment of numerous cancers. CR-001, for which Crescent exercised its option in March 2025 and entered into a license agreement with Paragon in April 2025 for exclusive worldwide development and commercialization rights pursuant to the Antibody Paragon Option Agreement, is a new molecular entity designed to replicate the functional properties of ivonescimab, a cooperative bispecific anti-PD-1/anti-VEGF antibody in development by Akeso Biopharma and Summit Therapeutics Inc. that delivered significantly improved progression-free survival in a head-to-head Phase 3 clinical trial versus Keytruda in non-small cell lung cancer. Crescent believes the emerging data from the clinical development of ivonescimab supports the rationale for developing CR-001 in light of CR-001 and ivonescimab sharing the same mechanism of action. Neither Crescent nor Paragon has any clinical data regarding cancer patients that have been treated with CR-001 and there can be no assurance that Crescent’s clinical trials, which have not yet commenced and are expected to cover a broader set of indications than in HARMONi-2, will have similar or comparable results, or that Crescent’s clinical trials, which will take several years, will be completed successfully and/or produce results necessary to support the requisite regulatory approvals in order for Crescent to be able to commercialize CR-001. See “Risk Factors — Risks Related to Crescent — Risks Related to Discovery, Development and Commercialization Risks — Crescent’s approach to the discovery and development of its programs is unproven, and Crescent may not be successful in its efforts to build a pipeline of programs with commercial value”. Following the precedents set by traditional PD-1 inhibitors, such as Keytruda and Opdivo®, Crescent plans to seek regulatory approvals for CR-001 to treat multiple solid tumor indications, both as a monotherapy and in combination with other mechanisms of action. Crescent intends to submit an Investigational New Drug application to the FDA for CR-001 in the fourth quarter of 2025, with initial clinical data anticipated in the second half of 2026. Crescent plans to complement CR-001 with a portfolio of product candidates that have potential activity against solid tumors both as a monotherapy as well as in combination with CR-001. Crescent’s expected second and third programs, CR-002 and CR-003, are antibody drug conjugates against validated oncology targets. Pursuant to the ADC Paragon Option Agreements, Crescent has engaged Paragon to execute a mutually agreed research plan for CR-002 and CR-003 aimed at producing a potential product candidate to be licensed for further development, manufacture and commercialization by Crescent. The research plan activities performed by Paragon for Crescent primarily include preclinical studies and are overseen by a joint development committee comprised of employees from Crescent and Paragon. Crescent has not yet exercised the option or entered into a license agreement with Paragon for CR-002 or CR-003 pursuant to the ADC Paragon Option Agreement.

Since its inception in September 2024, Crescent has devoted substantially all of its resources to raising capital, organizing and staffing Crescent, business and scientific planning, conducting discovery and research activities, establishing arrangements with third parties, and providing general and administrative support for these operations. Crescent does not have any programs approved for sale and has not generated any revenue from product sales. To date, Crescent has funded its operations primarily with proceeds from the issuance of Convertible Notes (as defined below) and convertible preferred stock. In September 2024, Crescent received $4.0 million in gross proceeds from the issuance of Series Seed Preferred Stock. Additionally, in October 2024, Crescent received gross proceeds of $37.5 million, with a total commitment up to $75.0 million, from the issuance of the convertible notes (“Convertible Notes”).

Crescent has incurred operating losses since inception. Crescent’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs Crescent may develop. Crescent incurred net losses of $15.1 million for the three months ended March 31, 2025. As of March 31, 2025, Crescent had an accumulated deficit of $33.0 million. Crescent expects to continue to incur significantly increased expenses for the foreseeable future if and as it:

•	advances its existing and future research and development and discovery-related development of its CR-001, CR-002 and CR-003 programs, including potential expansion into additional indications;

•	seeks and identifies additional research programs and product candidates and initiates discovery- related activities and preclinical studies for those programs;

•	completes future preclinical studies for Crescent’s pipeline;

•	pursues investigational new drug applications or comparable foreign applications that allow commencement of Crescent’s planned clinical trials or future clinical trials for any programs Crescent may develop;

•	initiates enrollment and successfully completes clinical trials;

•	pursues positive results from Crescent’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	hires research and development, clinical, manufacturing and commercial personnel;

•	adds operational, financial and management information systems and personnel;

•	experiences any delays, challenges, or other issues associated with the preclinical and clinical development of Crescent’s programs, including with respect to its regulatory strategies;

•	develops, maintains and enhances a sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or Crescent’s own manufacturing facility for the programs Crescent may develop;

•	seeks, obtains and maintains regulatory approvals for any product candidates for which Crescent successfully completes clinical trials;

•	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any programs for which Crescent may obtain regulatory approval;

•	generates revenue from commercial sales of product candidates for which Crescent receives regulatory approval, if any;

•	maintains safety, tolerability and efficacy profile of any product Crescent may develop in additional indications following approval in one indication;

•	maintains, expands, enforces, defends and protects Crescent’s intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products Crescent may develop and defends any intellectual property-related claims;

•	further acquires or in-licenses product candidates or programs, intellectual property and technologies;

•	establishes and maintains any future collaborations, including making milestone, royalty or other payments thereunder; and

•	incurs additional costs of operating as a public company, including increased costs of audit, legal, regulatory and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables with respect to the development of programs that Crescent may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the U.S. Food and Drug Administration or another comparable regulatory authority were to require Crescent to conduct clinical trials beyond those that Crescent currently anticipates will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if Crescent experiences significant delays in Crescent’s preclinical studies or clinical trials, Crescent would be required to expend significant additional financial resources and time to advance and complete clinical development. Crescent may never obtain regulatory approval for any of its product candidates.

Crescent will not generate revenue from product sales unless and until it successfully initiates and completes clinical development and obtains regulatory approval for any product candidates. If Crescent obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, it expects to incur significant expenses related to developing Crescent’s commercialization capability to support product sales, manufacturing, marketing, and distribution.

As a result, Crescent expects to need substantial additional funding to support its continued operations and growth strategy. Until such a time as Crescent can generate significant revenue from product sales, if ever, it expects to finance its operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. Crescent may be unable to raise additional funds or enter into such other agreements on favorable terms, or at all. If Crescent fails to raise capital or enter into such agreements as, and when needed, Crescent may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its programs.

Because of the numerous risks associated with product development, Crescent is unable to accurately predict the timing or amount of increased expenses or when or if Crescent will be able to achieve or maintain profitability. Even if Crescent is able to generate product sales, Crescent may not become profitable. If Crescent fails to become profitable or is unable to sustain profitability on a continuing basis, then Crescent may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

Crescent believes that its existing cash of $22.4 million as of March 31, 2025, together with the proceeds from the Merger and Crescent’s pre-closing financing (as defined in “— Recent Developments” below), will be sufficient to fund its operating expenses and capital expenditures requirements for at least 12 months from the date Crescent’s condensed financial statements for the period ended March 31, 2025 were available to be issued. Crescent expects to continue to incur substantial losses for the foreseeable future, and Crescent’s transition to profitability will depend upon successful development, approval and commercialization of Crescent’s product candidates and upon achievement of sufficient revenues to support Crescent’s cost structure. See “— Liquidity and Capital Resources”.

Recent Developments

The Merger and Pre-Closing Financing

GlycoMimetics and Crescent entered into the Merger Agreement on October 28, 2024, which agreement was subsequently amended on February 14, 2025 and April 28, 2025, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. On June 13, 2025, Crescent completed the Merger with GlycoMimetics in accordance with terms of the Merger Agreement pursuant to which, among other matters, First Merger Sub merged with and into Crescent, with Crescent surviving as a wholly-owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, Crescent merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. Second Merger Sub changed its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics changed its name to “Crescent Biopharma, Inc.” The Combined Company is led by pre-Merger Crescent’s management team and remains focused on developing novel biologics designed to set a new standard for treatment of solid tumors.

Immediately prior to the completion of the Merger, and in order to provide Crescent with additional capital for its development programs, Pre-Merger Crescent issued and sold, and certain new and current investors purchased, 85,506,824 shares of common stock of Pre-Merger Crescent and 19,149,690 Pre-Merger Crescent pre-funded warrants, exercisable for 19,149,690 shares of Pre-Merger Crescent common stock, at an estimated purchase price of $1.9110 per share or an estimated purchase price of $1.9109 per warrant, for the aggregate amount of $200.0 million, which includes $37.5 million of proceeds previously received from the issuance of the Convertible Notes (as defined herein) and accrued interest of $3.0 million on such Convertible Notes and the related conversion into 21,200,564 shares of Crescent common stock (the “Pre-Closing Financing”, and together with the Merger, the “Transactions”).

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”), at the effective time of the First Merger (the “First Effective Time”), (i) each then-outstanding share of Pre-Merger Crescent common stock (including shares of Pre-Merger Crescent common stock issued in connection with the Crescent Pre-Closing Financing) was converted into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio, (ii) each then-outstanding share of Pre-Merger Crescent Preferred Stock was converted into the right to receive a number of shares of GlycoMimetics Series A non-voting convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), equal to the Exchange Ratio divided by 1,000, (iii) each then-outstanding option to purchase Pre-Merger Crescent common stock was assumed by GlycoMimetics and was converted into an option to purchase shares of GlycoMimetics common stock, and (iv) each then-outstanding Pre-Merger Crescent restricted stock unit was assumed by GlycoMimetics; (v) each then-outstanding pre-funded warrant to purchase shares of Pre-Merger Crescent common stock was converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock.

The Exchange Ratio is calculated as 0.1445 shares of GlycoMimetics common stock for each share of Pre-Merger Crescent common stock (and 0.0001445 shares of Series A Preferred Stock for each share of Convertible Preferred Stock) on the Closing Date, which gives effect to a 1-for-100 reverse stock split of GlycoMimetics common shares immediately prior to the Merger. After the closing of the Merger, Pre-Merger Crescent stockholders immediately before the First Effective Time, including those that purchased shares and pre-funded warrants in the Crescent Pre-Closing Financing, own approximately 97.3% of the outstanding common stock of the Combined Company and the stockholders of GlycoMimetics immediately before the First Effective Time own 2.7% of the outstanding common stock of the Combined Company, which give effect to (a) GlycoMimetics’s Net Cash (as defined in the Merger Agreement) as of the closing being approximately $2.3 million, (b) the Crescent Pre-Closing Financing for an aggregate purchase price of approximately $200.0 million, which reflects the conversion of the previously issued $37.5 million of Convertible Notes, (c) a valuation for GlycoMimetics equal to its Net Cash as of the business day immediately prior to the Closing Date, plus $8.0 million, and (d) a valuation for Crescent equal to $50.0 million, in each case as further described in the Merger Agreement.

At the Closing of the Merger based on the Exchange Ratio, the Crescent common stock and pre-funded warrants subscribed for were converted into the right to receive 12,355,716 shares of common stock and 2,767,122 pre-funded warrants. Shares of Crescent common stock and pre-funded warrants to purchase shares of Crescent common stock issued pursuant to the Subscription Agreement were converted into shares of GlycoMimetics common stock and pre-funded warrants to purchase shares of GlycoMimetics common stock at Closing per the Merger Agreement.

Impact of General Economic Risk Factors on Crescent’s Operations

Uncertainty in the global economy presents significant risks to Crescent’s business. Crescent is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto and supply chain disruptions. While Crescent is closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of Crescent’s business, including the impacts on participants in any future clinical trials and its employees, suppliers, vendors and business partners and Crescent’s future access to capital, the ultimate extent of the impact on Crescent’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Crescent’s control and could exist for an extended period of time. Crescent will continue to evaluate the nature and extent of the potential impacts to its business, results of operations, liquidity and capital resources. For additional information, see the section titled “Risk Factors — Risks Related to Crescent — General Risk Factors.”

Components of Results of Operations

Revenue

To date, Crescent has not generated revenue from any sources, including product sales, and does not expect to generate any revenue from the sale of products in the foreseeable future. If Crescent’s development efforts for its product candidates are successful and result in regulatory approval, Crescent may generate revenue in the future from product sales or payments from future collaboration or license agreements that Crescent may enter into with third parties, or any combination thereof. Crescent cannot predict if, when, or to what extent it will generate revenue from the commercialization and sale of Crescent’s product candidates. Crescent may never succeed in obtaining regulatory approval for any of its product candidates.

Operating Expenses

Crescent’s operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the research and development of Crescent’s programs. These expenses include:

•	costs of funding research performed by third parties, including Paragon, that conduct research and development activities on Crescent’s behalf and services rendered under the Paragon Option Agreements for CR-001 and CR-002;

•	costs of funding upfront research and development related to CR-003 performed by Paragon prior to the execution of the Amended and Restated ADC Paragon Option Agreement in April 2025;

•	expenses incurred in connection with continuing Crescent’s current research programs and discovery- phase development of any programs Crescent may identify, including under future agreements with third parties, such as consultants and contractors; and

•	personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation expense.

Crescent expenses research and development costs as incurred. For the three months ended March 31, 2025, Crescent recognized $8.0 million of research and development expenses in connection with services provided by Paragon under the Paragon Option Agreements in Crescent’s condensed statement of operations and comprehensive loss. See the section titled “Contractual Obligations and Commitments” below for further details on Crescent’s research plans.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation, for individuals in Crescent’s executive, finance, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, insurance costs, information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.

Crescent expects that its general and administrative expenses will increase substantially for the foreseeable future as Crescent increases its headcount and potentially establishes office space to support its expected growth. Crescent also expects to incur increased expenses associated with the Merger and Crescent Pre-Closing Financing transactions and becoming a public company, including transactional costs and increased costs of accounting, audit, legal, regulatory and tax related services associated with maintaining compliance with SEC requirements, additional director and officer insurance costs and investor and public relations costs. Crescent also expects to incur additional intellectual property-related expenses as Crescent files patent applications to protect innovations arising from its research and development activities.

Other Expense, net

Other expense, net includes interest income of $0.2 million earned for the three months ended March 31, 2025 relating to Crescent’s money market account and interest expense of $1.1 million incurred for the three months ended March 31, 2025 relating to Crescent’s Convertible Notes issued to various investors in October 2024.

Income Taxes

No provision for income taxes was recorded for three months ended March 31, 2025. Crescent has recorded a full valuation allowance against its net deferred tax assets as of the balance sheet date, as Crescent believes it is not more likely than not that the benefit will be realized due to its cumulative losses generated to date and expectation of future losses.

Results of Operations for the Three Months Ended March 31, 2025

The following table summarizes Crescent’s condensed statement of operations and comprehensive loss for the period presented (in thousands):

Three Months Ended
March 31,
2025
Operating expenses
Research and development(1)	$10,627
General and administrative(2)	3,597
Total operating expenses	14,224
Loss from operations	(14,224)
Other income (expense):
Interest income	188
Interest expense (3)	(1,112)
Total other expense, net	(924)
Net loss and comprehensive loss	$(15,148)

(1)	Includes related party amount of $8,777 for the three months ended March 31, 2025.

(2)	Includes related party amount of $466 for the three months ended March 31, 2025.

(3)	Includes related party amount of $445 for the three months ended March 31, 2025.

Research and Development Expenses

The following table summarizes Crescent’s research and development expenses incurred for the period presented (in thousands):

Three Months Ended
March 31,
2025
External research and development costs by selected target:
CR-001 (1)	$6,740
CR-002 (2)	1,370
CR-003 (3)	1,063
Other research and development costs:
Personnel-related (including stock-based compensation)(4)	1,431
Other	23
Total research and development expenses	$10,627

(1)	Includes related party amount of $5,582 for the three months ended March 31, 2025.

(2)	Includes related party amount of $1,370 for the three months ended March 31, 2025.

(3)	Includes related party amount of $1,062 for the three months ended March 31, 2025.

(4)	Includes related party amount of $763 for the three months ended March 31, 2025.

Research and development expenses were $10.6 million for the three months ended March 31, 2025 and consisted primarily of the following:

•	$5.6 million of research and development expense due to Paragon for services rendered under the Antibody Paragon Option Agreement for CR-001;

•	$0.9 million of research and development expense related to chemistry, manufacturing and development costs for CR-001 with a third-party contract development and manufacturing organization;

•	$0.2 million of research and development expense related to third-party, clinical consulting services for CR-001;

•	$1.4 million of research and development expense due to Paragon for services rendered under the ADC Paragon Option Agreement for CR-002;

•	$1.1 million of research and development expense due to Paragon for upfront research and development costs rendered prior to the execution of the Amended and Restated ADC Paragon Option Agreement in April 2025; and

•	$1.4 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation expense of $0.8 million.

General and Administrative Expenses

The following table summarizes Crescent’s total general and administrative expenses for the period presented (in thousands):

Three Months Ended
March 31,
2025
Personnel-related (including stock-based compensation)(1)	$1,660
Professional and consulting fees(2)	1,610
Legal fees related to patent(3)	127
Other	200
Total general and administrative expenses	$3,597

(1)	Includes related party amount of $213 for the three months ended March 31, 2025.

(2)	Includes related party amount of $150 for the three months ended March 31, 2025.

(3)	Includes related party amount of $103 for the three months ended March 31, 2025.

General and administrative expenses were $3.6 million for the three months ended March 31, 2025 and consisted primarily of the following:

•	$1.7 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $0.4 million;

•	$1.6 million of professional and consulting fees associated with accounting, audit, investor and public relations and legal fees due to an increase in Crescent’s business activity and as Crescent prepares to become a public company;

•	$0.1 million of legal fees due to Paragon associated with patent-related activities; and

•	$0.2 million of other business expenses.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Crescent has incurred significant operating losses. Crescent expects to incur significant expenses and operating losses for the foreseeable future as Crescent continues the preclinical development of its programs and commences clinical development of CR-001, CR-002 and CR-003. Crescent has not yet commercialized any products and Crescent does not expect to generate revenue from sales of products for several years, if at all. To date, Crescent has funded its operations primarily with proceeds from the issuance of Series Seed convertible preferred stock and the sale of Crescent’s Convertible Notes. In September 2024, Crescent issued and sold 20,000,000 shares of Series Seed Preferred Stock to Fairmount, through an affiliate fund, at a purchase price of $0.20 per share, for total gross proceeds of $4.0 million, which qualifies as a related party transaction. In October 2024, Crescent received $37.5 million in net proceeds from the issuance of its Convertible Notes to several investors, of which Fairmount, through an affiliate fund, holds a convertible note with an initial principal amount of $15.0 million, which qualifies as a related party transaction. On June 13, 2025, Crescent received $159.5 million in proceeds from the Crescent Pre-Closing Financing. As of March 31, 2025, Crescent had cash of $22.4 million.

Cash Flows

The following table summarizes Crescent’s cash flows for the period presented (in thousands):

Three Months Ended
March 31,
2025
Net cash used in operating activities	$(10,851)
Net cash used in financing activities	(1,486)
Net decrease in cash	$(12,337)

Net Cash Used in Operating Activities

For the three months ended March 31, 2025, net cash used in operating activities was $10.9 million, which was primarily attributable to a net loss of $15.1 million, offset by non-cash charges of $1.2 million and net cash provided by changes in operating activities of $3.1 million. Non-cash charges consisted of $1.2 million in stock-based compensation expense. Net cash provided by changes in Crescent’s operating activities primarily consisted of a $0.5 million increase in accounts payable, $1.8 million increase in accrued expenses and other current liabilities, $1.2 million increase in related party accounts payable and other current liabilities, partially offset by $0.4 million increase in prepaid expenses and other current assets. The increase in amounts due to accounts payable, accrued expenses and other current liabilities, related party accounts payable and accrued expenses and other current liabilities and prepaid expenses and other current assets was primarily due to an increase in Crescent’s business activity, as well as the timing of vendor invoicing and payments.

Net Cash Used in Financing Activities

For the three months ended March 31, 2025, net cash used in financing activities was attributable to $1.5 million of deferred offering cost payments in connection with our reverse merger.

Future Funding Requirements

To date, Crescent has not generated any revenue from product sales. Crescent does not expect to generate revenue from product sales unless and until Crescent successfully completes preclinical and clinical development of, receives regulatory approval for and commercializes a product candidate. Crescent does not know when, or if, that will occur. Crescent expects its expenses to increase substantially in connection with its ongoing activities, particularly as Crescent advances the preclinical activities and studies and initiates clinical trials. In addition, if Crescent obtains regulatory approval for any programs, Crescent expects to incur significant expenses related to product sales, marketing and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Further, Crescent expects to incur additional costs associated with operating as a public company. The timing and amount of Crescent’s operating expenditures will depend largely on the factors set out above. For more information, see the section titled “Risk Factors — Risks Related to Crescent — Risks Related to Crescent’s Financial Condition and Capital Requirements”.

Crescent’s funding requirements and timing and amount of its operating expenditures will depend on many factors, including, but not limited to:

•	the rate of progress in the development of Crescent’s existing and future research and development and discovery-related development of its CR-001, CR-002 and CR-003 programs, including potential expansion into additional indications;

•	the scope, progress, results and costs of additional research programs and product candidates and discovery-related activities and preclinical studies for those programs;

•	the ability of Crescent to successfully file investigational new drug applications or comparable foreign applications and obtain authorization to commence Crescent’s planned clinical trials or future clinical trials for any programs Crescent may develop;

•	the costs of enrollment and successful completion of clinical trials;

•	the costs necessary to pursue positive results from Crescent’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	the costs of hiring research and development, clinical, manufacturing and commercial personnel;

•	the costs of adding operational, financial and management information systems and personnel;

•	the costs necessary to obtain regulatory approvals, if any, for any approved products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

•	the costs of developing, maintaining and enhancing sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or Crescent’s own manufacturing facility for the programs Crescent may develop;

•	the costs and timing of future commercialization activities, including establishing sales, marketing and distribution infrastructure to commercialize any programs, for any of Crescent’s product candidates for which Crescent receives regulatory approval;

•	the revenue, if any, received from commercial sales of Crescent’s product candidates for which Crescent receives marketing approval;

•	the costs and timing of preparing, maintaining, expanding, enforcing, defending and protecting Crescent’s intellectual property rights and protection or regulatory exclusivity for any products Crescent may develop and defending any intellectual property-related claims;

•	the timing and payment of milestone, royalty or other payments Crescent must make pursuant to its existing and potential future collaborations and licensing arrangements with third parties;

•	the costs Crescent incurs in maintaining business operations;

•	the costs associated with being a public company, including costs of audit, legal, regulatory and tax- related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs;

•	the effect of competing technological and market developments; and

•	the extent to which Crescent acquires or invests in businesses, products and technologies, including entering into licensing or collaboration arrangements for programs.

Identifying potential programs and product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and Crescent may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Crescent’s programs, if approved, may not achieve commercial success. Crescent’s commercial revenues, if any, will be derived from sales of products that Crescent does not expect to be commercially available for many years, if ever. Accordingly, Crescent will need to obtain substantial additional funds to achieve its business objectives.

Adequate additional funds may not be available to Crescent on acceptable terms, or at all. To the extent that Crescent raises additional capital through the sale of equity or convertible debt securities, ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Crescent’s existing stockholders. Additional debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Crescent’s ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute ownership interests.

If Crescent raises additional funds through strategic collaborations or licensing arrangements with third parties, Crescent may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Crescent. If Crescent is unable to raise additional funds through equity or debt financings when needed, Crescent may be required to delay, limit or terminate its product development programs or any future commercialization efforts or grant rights to develop and market product candidates to third parties that Crescent would otherwise prefer to develop and market itself.

Crescent believes that its existing cash of $22.4 million as of March 31, 2025, together with the proceeds from the Merger and Crescent’s Pre-Closing Financing, will be sufficient to fund its operating expenses and capital expenditures for at least 12 months from the issuance of these financial statements. Crescent expects to continue to incur substantial losses for the foreseeable future, and Crescent’s transition to profitability will depend upon successful development, approval and commercialization of our product candidates and upon achievement of sufficient revenues to support Crescent’s cost structure.

Contractual Obligations and Other Commitments

Paragon Option Agreements

In September 2024, Crescent entered into the Antibody Paragon Option Agreement with Paragon and Parascent for CR-001 for the selected targets PD-1 and VEGF. In October 2024, Crescent entered into the initial ADC Paragon Option Agreement with Paragon and Parascent for CR-002 for an undisclosed target which was subsequently amended and restated in April 2025 to add CR-003 and its three undisclosed targets. Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive such warrants. Under the Paragon Option Agreements, Crescent has the Option, on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms (a “License Agreement”). If Crescent exercises its Options and finalizes the related license agreements, it will be required to make non- refundable milestone payments to Paragon of up to $22.0 million for CR-001 , up to $46.0 million for CR-002, and up to $46.0 million for CR-003 upon the achievement of certain clinical development and regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, Crescent can choose to add additional targets by mutual agreement with Paragon.

The Paragon Option Agreements require Crescent, Paragon, and Parascent to develop a Research Plan for each target that includes design, modeling, synthesis, evaluation and other mutually agreed activities, which activities primarily include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Crescent and two employees from Paragon, with Crescent and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parascent have produced an antibody or ADC, as applicable, against a selected target, and upon the completion of each Research Program, Paragon and Parascent will deliver to Crescent a data package that includes sequence information for all then-existing antibodies or ADCs, as applicable, and information directed to such target.

Under the Paragon Option Agreements, each License Agreement will include (a) an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize the monospecific antibodies or ADCs, as applicable, and products directed to the selected target(s), and (b) an exclusive (in the case of the Antibody Paragon Option Agreement) or non-exclusive (in the case of the ADC Paragon Option Agreement), worldwide license to all of Paragon’s right, title and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture and commercialize multispecific antibodies or ADCs, as applicable, and products directed to the selected target(s). Additionally, each License Agreement under the ADC Paragon Option Agreement will include a non-exclusive, worldwide license to certain patents controlled by Paragon or its affiliates that (i) include a claim that expressly recites the sequence of the monospecific antibody included in the ADC, or derived from the ADC, applicable to the Research Program, and (ii) are necessary to develop, manufacture, commercialize or otherwise exploit the ADC or derived ADCs applicable to the Research Program, but exclude any patents owned or otherwise controlled by Paragon or its affiliates that cover the composition of matter of, or any method of specifically making or using, a multispecific ADC or a multispecific product directed to targets other than the undisclosed CR-002 target that is developed, manufactured, commercialized or otherwise exploited by Paragon or its affiliate or sublicensee (other than Crescent and its affiliates and sublicensees). Each License under the ADC Paragon Option Agreement will further include a right of first negotiation for a set period of time after the execution of the License Agreement with regard to any multispecific ADCs or products that are developed by Paragon. Each License Agreement shall also grant Crescent an exclusive license to any improvements Paragon may make to the relevant product candidate, and Crescent will retain ownership over anything Crescent invents, including improvements thereto. The Option with respect to each Research Program is exercisable at Crescent’s sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Program (an “Option Period”). There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreements. Activities under a Research Plan may continue past the exercise of an Option or entry into a License Agreement. Crescent exercised the Option with respect to CR-001 in March 2025 and entered into the related License Agreement in April 2025 pursuant to the Antibody Paragon Option Agreement. Crescent’s Options to acquire the intellectual property rights to CR-002 and CR-003 under the ADC Paragon Option Agreement currently remain unexercised.

Upon exercise of an Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 30 days. Under the terms of a License Agreement, Crescent expects that it will have sole authority over and control of the development, regulatory approval, manufacturing and commercialization of such in-licensed intellectual property worldwide. In addition, Crescent expects to have sole authority over and control of the application for and issuance of all regulatory approvals related to such in-licensed intellectual property. Prior to entry into a License Agreement, Paragon is responsible for the prosecution, defense, maintenance and enforcement of patents related to the Research Program. Following entry into a License Agreement, Crescent expects to control prosecution, defense, maintenance and enforcement of patents licensed under such License Agreement. However, there is no assurance that Crescent will successfully negotiate future License Agreements with Paragon or that the terms will not differ from those described in this proxy statement/prospectus.

Unless terminated earlier, the Paragon Option Agreements shall continue in force on a Research Program-by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by Crescent; (ii) if Crescent exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the applicable Paragon Option Agreement). Crescent may terminate any Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon; provided, that Crescent must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate any Paragon Option Agreements or any Research Program immediately upon written notice to Crescent if, as a result of any action or failure to act by Crescent or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate any Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Upon signing of the Antibody Paragon Option Agreement, Crescent was required to reimburse Paragon $1.5 million for upfront research and development costs related to CR-001 and other general and administrative costs incurred by Paragon prior to September 19, 2024. Contemporaneously, Crescent also issued an aggregate of 5,000,000 shares of Crescent common stock to Paragon for aggregate non-cash upfront consideration of Paragon’s entry into the Antibody Paragon Option Agreement, valued at $0.20 per share, for a total of $1.0 million. Paragon subsequently contributed 2,500,000 of such shares to Parascent. The $1.5 million of research and development costs related to CR-001 reflects the actual historical direct costs incurred by Paragon as well as a 20% mark-up on the direct costs to approximate the indirect costs incurred by Paragon from the inception of the CR-001 program to the entry into the Antibody Paragon Option Agreement. All of the costs reflected in the upfront amount were incurred by Paragon between January 1, 2024 and the parties’ entry into the Paragon Option Agreement. Such direct costs were related to development activities. Of these upfront development costs related to CR-001 incurred by Paragon prior to September 19, 2024, a total of $1.5 million was recognized as research and development expense and less than $0.1 million was recognized as general and administrative expense during the period from September 19, 2024 (inception) to December 31, 2024. Crescent paid $1.5 million to Paragon in November 2024. The non-cash upfront consideration was recorded as research and development expense in Crescent’s consolidated statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024 as related IP license fees associated with entering into the Option Agreement. Paragon had no investments, intangibles, debt, or other assets or liabilities related to the CR-001 program aside from standard operating liabilities that were included in the upfront amount paid by Crescent to Paragon. Paragon’s cash flows related to the CR-001 program were operating cash flows and this categorization is consistent with the presentation of research and development expense-related cash flows, as presented on Crescent’s condensed statement of cash flows. Crescent is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. No pre-development costs were incurred for CR-002 or CR-003 for periods prior to September 19, 2024 (inception).

Under the Paragon Option Agreements, the Company is also responsible for certain additional development costs incurred by Paragon. During the three months ended March 31, 2025, the Company incurred $8.3 million with Paragon, of which $8.0 million was recognized as research and development expense and $0.3 million was recognized as general and administrative expense in Crescent’s condensed statements of operations and comprehensive loss. An amount of $8.3 million is included in related party accounts payable and other current liabilities within Crescent’s condensed balance sheet as of March 31, 2025. During the three months ended March 31, 2025, the Company paid $7.2 million to Paragon for services performed in 2024.

Through the three months ended March 31, 2025, Crescent incurred a total of $6.7 million of research and development expenses for CR-001, of which $5.6 million related to development costs incurred by Paragon under the Antibody Paragon Option Agreement. As of March 31, 2025, $5.6 million related to CR-001 development costs incurred by Paragon was unpaid and accrued on Crescent’s condensed balance sheet.

Through the three months ended March 31, 2025, Crescent incurred a total of $1.4 million in research and development expenses related to CR-002. Of the total CR-002 research and development expenses incurred in the three months ended March 31, 2025, $1.4 million was related to development costs incurred by Paragon under the ADC Paragon Option Agreement for CR-002 and remains unpaid as of March 31, 2025.

The ADC Paragon Option Agreement was amended and restated in April 2025 to add CR-003. Upon the execution of the Amended and Restated ADC Paragon Option Agreement, Crescent was required to reimburse Paragon $1.1 million for upfront research and development costs related to CR-003 and other general and administrative costs incurred by Paragon prior to the three months ended March 31, 2025. The full $1.1 million was unpaid as of the March 31, 2025.

Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the applicable Paragon Option Agreement, provided that any milestone set in such Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of such Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Crescent pursuant to a Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Crescent would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.

Furthermore, on each of December 31, 2025 and December 31, 2026, Crescent will grant Parascent warrants to purchase a number of shares equal to 1.00% of Crescent’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Crescent common stock on each respective grant date.

Crescent considers Paragon, Parascent and Fairmount to be related parties. See the section titled “Certain Relationships and Related Party Transactions of the Combined Company — Crescent’s Relationships with Paragon, Parascent and Fairmount.”

CR-001 License Agreement

On April 28, 2025, Crescent entered into a License Agreement for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the CR-001 research program directed to PD-1 and VEGF, antibodies created by Crescent derived from the licensed antibodies and directed to PD-1 and VEGF, and products that comprise the foregoing with Paragon (the “CR-001 License Agreement”) consistent with the pre-negotiated terms agreed to upon execution of the Antibody Paragon Option Agreement, pursuant to which Paragon granted Crescent a royalty-bearing, worldwide, exclusive and sublicensable license with respect to certain inventions, patent rights, sequence information and other intellectual property rights related to bispecific and multispecific antibodies directed at PD-1 and VEGF (the “Licensed Antibody Technology”) to develop, manufacture, commercialize and otherwise exploit certain bispecific and multispecific antibodies and products targeting PD-1 and VEGF in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Under the terms of the CR-001 License Agreement, Crescent is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for the nomination of a development candidate and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Following the execution of the CR-001 License Agreement, Crescent is solely responsible for, and has sole authority and control over, all aspects of the development, manufacturing and commercialization of CR-001, including regulatory strategy, communications, filings and activities (including clinical trials). In addition, the following summarizes other key terms of the CR-001 License Agreement.

•	Crescent will pay Paragon a low-to-mid single-digit percentage royalty based on annual net sales of the products in the field and in the territory, subject to a 30% reduction if there is no valid patent covering the product in the country.

•	The royalty term ends on the later of (i) the twelfth anniversary of such date or (ii) the expiration of the last-to-expire valid patent covering the product in the country at issue.

•	The CR-001 License Agreement may be terminated on 60 days’ notice by Crescent; on material breach without cure; and to the extent permitted by law, on a party’s insolvency or bankruptcy.

•	With respect to patents licensed to Crescent under the CR-001 License Agreement that have been filed as of the effective date of the CR-001 License Agreement, Crescent will control the preparing, filing, prosecuting and maintenance of such patents. With respect to patents filed after the effective date of the CR-001 License Agreement, Paragon will control the preparing, filing, prosecuting and maintaining of such patents until the final deliverable for the relevant research program is delivered to Crescent, after which Crescent will control the preparing, filing, prosecuting and maintain of such patents.

•	Crescent shall have the right to grant sublicenses under the CR-001 License Agreement, provided that (i) any sublicense agreement is consistent with all relevant terms, conditions and restrictions of the CR-001 License Agreement, (ii) Crescent provides Paragon with a copy of each sublicense agreement and any amendments thereto within 30 days following execution thereof and (iii) Crescent remains responsible for all payments and obligations due under the CR-001 License Agreement.

WuXi Biologics Master Services Agreement

On October 31, 2024, Crescent entered into a biologics master services agreement (the “WuXi Biologics MSA”) with WuXi Biologics (Hong Kong) Limited (“WuXi Biologics (Hong Kong)”). The WuXi Biologics MSA governs certain development activities and good manufacturing practice (“GMP”) manufacturing and testing for the CR-001 program, as well as potential future programs, on a work order basis. Under the WuXi Biologics MSA, Crescent is obligated to pay WuXi Biologics (Hong Kong) a service fee and all non-cancellable obligations in the amount specified in each work order associated with the agreement for the provision of services. WuXi Biologics (Hong Kong) is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify Crescent of regulatory visits or inspections and provide redacted copies of any report or written communication received from such authorities in connection therewith and (iv) assign to Crescent all right, title and interest in and to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.

The WuXi Biologics MSA terminates on the later of (i) October 31, 2029 or (ii) the completion of services under all work orders executed by the parties prior to October 31, 2029, unless terminated earlier. The term of each work order terminates upon completion of the services under such work order, unless terminated earlier. Crescent can terminate the WuXi Biologics MSA or any work order (i) at any time upon 30 days’ prior written notice, or (ii) immediately upon written notice if WuXi Biologics (Hong Kong) fails to obtain or maintain required material governmental licenses or approvals. Either party may terminate a work order (i) at any time upon six months’ prior notice with reasonable cause, provided however that if WuXi Biologics (Hong Kong) terminates a work order in such manner, no termination or cancellation fees shall be paid by Crescent and (ii) immediately for cause upon (a) the other party’s material breach that remains uncured for 30 days after notice of such breach, (b) the other party’s bankruptcy, or (c) a force majeure event that prevents performance for a period of at least 90 days.

WuXi Cell Line License Agreement

On October 31, 2024, Crescent entered into a cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics Ireland Limited (“WuXi Biologics Ireland”). Under the Cell Line License Agreement, Crescent received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics Ireland’s know-how, cell line, biological materials and media and feeds to make, have made, use, sell, have sold, offer for sale, import, keep and otherwise deal in and further commercialize certain therapeutic products produced through the use of the cell line licensed by WuXi Biologics Ireland under the Cell Line License Agreement (the “WuXi Biologics Ireland Licensed Products”). CR-001 is, and CR-002 may be, manufactured using a cell line licensed under Cell Line License Agreement. A cell line has not yet been selected for CR-003.

In consideration for the license, Crescent incurred a non-refundable license fee of $0.15 million. Additionally, if Crescent manufactures all of its commercial supplies of bulk drug product for a particular product with a manufacturer other than WuXi Biologics Ireland or its affiliates, it is required to make royalty payments to WuXi Biologics Ireland in an amount equal to a fraction of a single digit percentage of global net sales of the WuXi Biologics Ireland Licensed Products manufactured by a third-party manufacturer (the “Royalty”). If Crescent manufactures part of its commercial supplies of the WuXi Biologics Ireland Licensed Products with WuXi Biologics Ireland or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis. Crescent has the option, at any time, to pay WuXi Biologics Ireland a non-refundable lump-sum royalty buyout payment on a drug product-by-drug product basis to extinguish future Royalty obligations with respect to such drug product.

The Cell Line License Agreement will continue indefinitely unless terminated (i) by Crescent upon six months’ prior written notice and its payment of all undisputed amounts due to WuXi Biologics Ireland through the effective date of termination, (ii) by WuXi Biologics Ireland for a material breach by Crescent that remains uncured for 60 days after written notice, (iii) by WuXi Biologics Ireland if Crescent fails to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.

Charles River Master Services Agreement

On December 6, 2024, Crescent entered into a master services agreement (the “Charles River MSA”) with Charles River Laboratories, Inc. (“Charles River”). The Charles River MSA governs certain clinical development activities and GMP manufacturing and testing for the CR-001 program, and potentially the CR-002 and CR-003 programs, on a non-exclusive, work order basis (each, a “Statement of Work”). Under the Charles River MSA, Crescent is obligated to pay Charles River a service fee in the amount specified in each Statement of Work associated with the agreement for the provision of services. Charles River is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify Crescent of regulatory contact or communication and consult with Crescent regarding the response to any inquiry or observation from any regulatory authority and (iv) assign to Crescent all right, title and interest in and to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.

The Charles River MSA terminates on the later of (i) December 6, 2029, or (ii) the completion of services under all Statement of Works executed by the parties prior to December 6, 2029, unless terminated earlier. The term of each Statement of Work terminates upon completion of the services under such Statement of Work, unless terminated earlier. Crescent can terminate the Charles River MSA or any Statement of Work (i) at any time upon 30 days’ prior written notice, or (ii) for material breach of the Charles River MSA by Charles River, (x) upon 30 days’ prior written notice if such breach is not remedied within the 30 day notice period or (y) upon 15 days’ prior written notice if such breach is not capable of cure within such 30 day period. Charles River can terminate the Charles River MSA or any Statement of Work upon 30 days’ prior written notice for material breach of the Charles River MSA by Crescent if such breach is not remedied within the 30 day notice period or if such breach is not capable of cure within such 30 day notice period. Charles River can terminate any Statement of Work at any time upon 30 days’ prior written notice.

Convertible Notes

In October 2024, Crescent completed convertible note financings in which Crescent issued and sold to certain investors an aggregate principal amount of $37.5 million (of which $15.0 million is from Fairmount), with a total commitment up to $75.0 million aggregate principal in Convertible Notes at an interest rate of 12% per annum. Upon a “Next Equity Financing” under the terms of the Convertible Notes, the principal amount and all accrued interest under each convertible note will convert into a number of shares of Crescent common stock equal to the quotient obtained by dividing the purchase price by the conversion price in connection with the Next Equity Financing. All unpaid interest and principal is scheduled to mature on December 31, 2026. Prepayment is not permitted without prior written consent of the investor. Pursuant to the Subscription Agreement, the holders of the Convertible Notes have agreed to contribute such notes as consideration in exchange for shares of Crescent common stock and pre-funded warrants to purchase shares of Crescent common stock in the Crescent Pre-Closing Financing. As of March 31, 2025, the aggregate principal amount of outstanding borrowings under Crescent’s Convertible Notes was $37.5 million, with up to $75.0 million of borrowings to withdraw in total until the maturity date.

Immediately prior to the closing of the Merger, the Convertible Notes were converted into 21,200,564 shares of Pre-Merger Crescent common stock based on the aggregate principal amount of $37.5 million plus unpaid accrued interest divided by the conversion price in connection with the Pre-Closing Financing.

Critical Accounting Policies and Significant Judgments and Estimates

Crescent’s management’s discussion and analysis of its financial condition and results of operations is based on Crescent’s condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Crescent to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Crescent’s estimates are based on its historical experience and on various other factors that Crescent believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While Crescent’s significant accounting policies are described in more detail in Note 2 to its condensed financial statements for the three months ended March 31, 2025 included as Exhibit 99.2 of Crescent’s Current Report on Form 8-K of which Exhibit 99.3 is a part, Crescent believes the following accounting policies used in the preparation of Crescent’s condensed financial statements require the most significant judgments and estimates.

Research and Development Contract Costs Accruals

Crescent records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of Crescent’s research and development expenses, with a substantial portion of Crescent’s ongoing research and development activities conducted by third-party service providers, including contract research organizations and contract manufacturing organizations, and Crescent’s related party Paragon.

Crescent accrues for expenses resulting from obligations under Paragon Option Agreements between Paragon, Parascent and Crescent and agreements with CROs, CMOs and other outside service providers for which payment flows do not match the periods over which materials or services are provided to Crescent. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. Crescent makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to Crescent’s accruals could materially affect its results of operations. As of March 31, 2025, Crescent has not experienced any material deviations between accrued and actual research and development expenses.

Stock-Based Compensation

Crescent measures stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of Crescent’s common stock, based on their fair value on the date of the grant using the Black-Scholes model. Crescent measures common stock awards, restricted common stock awards and restricted stock units using the difference, if any, between the purchase price per share of the award and the fair value of Crescent’s common stock at the date of grant. Compensation expense for those awards is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award for employees. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if Crescent had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Crescent accounts for forfeitures as they occur. Crescent classifies its stock-based compensation expenses in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Black-Scholes model uses inputs that are determined by the Crescent Board on the date of grant and assumptions Crescent makes for the volatility of stock-based awards, the expected term of stock-based awards, the risk-free interest rate for a period that approximates the expected term of Crescent’s stock-based awards and its expected dividend yield. Crescent has historically been a private company and lacks company-specific historical and implied volatility information of Crescent’s stock. Therefore, Crescent estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for a term equal to the remaining time of the expected term. The expected term of Crescent’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the options on the date of measurement. Crescent has estimated a 0% dividend yield based on the expected dividend yield and the fact that Crescent has never paid, and does not expect to pay, any cash dividends in the foreseeable future. See Note 2 to Crescent’s condensed financial statements for the three months ended March 31, 2025 included as Exhibit 99.2 of Crescent’s Current Report on Form 8-K for information concerning specific assumptions Crescent used in applying the Black-Scholes model to determine the estimated fair value of its stock options granted in the periods presented.

Determination of Fair Value of Common Stock

As there has been no public market for Crescent’s common stock from September 19, 2024 (inception) to March 31, 2025, the estimated fair value of stock-based awards has been determined by the Crescent Board as of the date of grant, with input from management, and with consideration of additional objective and subjective factors that Crescent believed were relevant. In addition, the board of directors considered various objective and subjective factors to determine the fair value of Crescent’s share-based awards as of each grant date, including:

•	the prices at which Crescent sold shares of Crescent preferred stock and preferences of the Crescent preferred stock relative to its stock-based awards at the time of each grant;

•	Crescent’s common stock valuations;

•	the progress of Crescent’s research and development programs, including the status of discovery- phase studies for Crescent’s product candidates;

•	Crescent’s stage of development and business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	Crescent’s financial position, including cash on hand, and its historical and forecasted performance and operating results; and

•	the lack of an active public market for Crescent’s common stock and Crescent preferred stock at the grant dates.

Crescent’s common stock valuations were prepared by a third-party valuation firm using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for a company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

Once a public trading market for Crescent’s common stock has been established in connection with the completion of the Merger, it is no longer necessary for the board of directors to estimate the fair value of Crescent’s stock-based awards in connection with its accounting for granted stock-based awards or other such awards Crescent may grant, as the fair value of its common stock and share-based awards is determined based on the quoted market price of Crescent’s common stock.

Convertible Notes

As of March 31, 2024, Crescent has issued $37.5 million in convertible notes to certain investors. Crescent accounts for the Convertible Notes under Accounting Standard Codification (“ASC”) No. 815, Derivatives and Hedging (“ASC 815”). Under ASC 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under ASC No. 825, Fair Value Measurements and Disclosures (Including the Fair Value Option) (“ASC 825” and the “Fair Value Option”). Crescent performed an analysis of all of the terms and features of the Convertible Notes and has not elected the Fair Value Option. Crescent assessed all terms and features of the Convertible Notes in order to identify any potential embedded features that would require bifurcation. As part of this analysis, Crescent assessed the economic characteristics and risks of the embedded features. Crescent determined that the share settled redemption feature was clearly and closely related to the debt host and did not require separate accounting. Crescent determined that the conversion options of the Convertible Notes, including the conversion features related to a defaulting purchaser and highest interest rate, were not clearly and closely associated with a debt host. However, these features did not meet the definition of a derivative under ASC 815, Derivatives and Hedging, and as a result, did not require separate accounting as a derivative liability.

Immediately prior to the closing of the Merger, the Convertible Notes were converted into 21,200,564 shares of Pre-Merger Crescent common stock based on the aggregate principal amount of $37.5 million plus unpaid accrued interest divided by the conversion price in connection with the Pre-Closing Financing.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Crescent’s financial position, results of operations or cash flows is disclosed in Note 2 to Crescent’s condensed financial statements as of March 31, 2025 included as Exhibit 99.2 of Crescent’s Current Report on Form 8-K.

Off-Balance Sheet Arrangements

During the periods presented Crescent did not have, nor does Crescent currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

The Convertible Notes bear interest until December 2026 at a fixed rate per annum equal to 12%. An immediate 10% change in the prime rate would not have a material impact on Crescent’s debt-related obligations, financial position or results of operations.

Inflation Risk

Crescent’s results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, Crescent believes the effects of inflation, if any, on its business, results of operations and financial condition have been immaterial. Crescent cannot assure you its business will not be affected in the future by inflation.